Exhibit 10.1

TRANSITION AND GENERAL RELEASE AGREEMENT

This Transition and General Release Agreement (this “Agreement”) is made by and between Bath & Body Works, Inc., a Delaware corporation (the “Company”), and Andrew M. Meslow (“Executive”) (collectively, the “Parties”) on this 4th day of May, 2022.

WHEREAS, Executive has been and is currently employed by the Company as its Chief Executive Officer and is also a member of the Company’s Board of Directors (the “Board”);

WHEREAS, Executive has provided notice to the Company that he wishes to resign his employment and also resign as member of the Board due to health reasons effective as of May 12, 2022 (the “Resignation Date”);

WHEREAS, in connection with the Parties’ mutual decision for Executive to resign his employment with the Company and membership on the Board, the Parties desire to enter into this Agreement with respect to the Parties’ respective rights and obligations in connection with such resignation from employment and membership from the Board, including under Executive’s employment agreement with the Company dated May 15, 2020 (the “Employment Agreement”), and the Confidentiality, Non-Competition and Intellectual Property Agreement with the Company dated May 15, 2020 (the “Restrictive Covenant Agreement”); and

WHEREAS, the Parties wish to fully and finally settle any and all matters related to Executive’s employment with, and separation of employment from, the Company, and all other claims controversies, charges, or disputes of any type which may exist or may arise between them, including but not limited to any claims for compensation or benefits under the Employment Agreement, and any other plans, agreements, or understandings related to Executive’s compensation for services performed for the Company during the period of Executive’s employment, and under any contract, plan, policy, practice, or arrangement, past or present, of the Company.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            No Admission of Liability. It is understood that by entering into this Agreement, neither Executive nor the Company is admitting any wrongful conduct or violation of law, and that both Executive and the Company have entered into this Agreement solely in the interest of providing a smooth transition of leadership and resolving all claims and issues which may exist or may arise relating to Executive’s employment and/or separation of employment from the Company.

2.            Termination of Employment. Effective as of May 12, 2022 (the “Separation Date”), Executive hereby resigns from the position of Chief Executive Officer of the Company, as a member of the Board, and from any and all other positions and offices with the Company, including any of its affiliates. Executive agrees and acknowledges that, from and after the Separation Date, Executive shall no longer be an employee of the Company and shall not hold himself out as an employee of the Company, and Executive will cease performing all job duties for the Company. Executive agrees that, other than as explicitly provided in and as an effect of this Agreement, Executive is not entitled to any additional payments, compensation, bonus, severance, equity-based awards, acceleration of any previously granted equity-based awards, consideration, or benefits of any kind from the Company with regard to Executive’s employment with, or work for, the Company through the Separation Date. As of the Separation Date, except as provided herein, Executive will no longer be eligible for benefits through the Company with the exception of certain benefits which may by their explicit terms, remain in force through and after the Separation Date.

3.            Equity Awards. Only the stock options (or any other equity-based award(s), including, without limitation, restricted share units and performance units) granted to Executive and vested as of the Separation Date, if any, will be exercisable, but only to the extent provided by the Company’s 2020 Stock Option and Performance Incentive Plan (including any predecessor plan) and applicable award agreement(s) thereunder. Any equity awards granted to Executive which remain unvested as of the Separation Date will be forfeited pursuant to the terms of such applicable award agreement(s) for no consideration.

4.            Consideration. In consideration of Executive’s promises, covenants, and release of claims contained herein and the Second Release (defined below), Executive acknowledges that, subject to and as a result of Executive’s execution of this Agreement (without revocation by Executive pursuant to Section 17 hereof) and the second release attached hereto as Exhibit B (the “Second Release”) within thirty (30) days following the Separation Date, the Parties agree as follows (each and collectively, “Consideration”):

(a)            the Company agrees to pay Executive an aggregate cash amount equal to $7,000,000.00, less all amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes, payable over a twenty-four (24) month period, in accordance with the normal payroll practices of the Company, commencing on June 3, 2022; and

(b)            subject to Executive’s eligibility for, and proper election of, medical, dental and/or vision continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company’s group health plan, Executive and, if applicable, Executive’s dependents, shall be permitted to continue coverage under the Company’s group health plan for twenty-four (24) months (the “Continuation Coverage”) subject to its terms and conditions as in effect from time to time. The Company will pay the monthly premiums due for the Continuation Coverage for Executive and, if applicable, for Executive’s dependents until the earliest of (i) the date when Executive becomes eligible for substantially similar health insurance coverage under an employer’s group health plan in connection with any new employment (regardless of whether such coverage is actually elected), or (ii) the end of the Continuation Period. Executive shall provide prompt written notice to the Company of the occurrence of the event described in subsection “(i)” in the preceding sentence, but in no event later than seven (7) calendar days after such occurrence. In the event the Company’s obligation to pay Executive’s Continuation Coverage premiums under this paragraph terminates because of the occurrence of the event in subsection “(i)” above, Executive may elect to continue any then remaining COBRA continuation coverage period at Executive’s sole cost and expense. The Continuation Period shall run concurrently with the required COBRA continuation coverage period applicable to Executive. Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing Continuation Coverage benefit without potentially violating applicable law or having the Continuation Coverage benefit be subject to tax, the Company will, in lieu thereof, pay Executive an amount equal to the COBRA premium amount for each month, as applicable, which payment will be taxable, subject to standard payroll deductions and withholdings, and will made at the time such COBRA premium payment would otherwise have been due to be paid to the Company’s group health plan.

Executive acknowledges that the Consideration provided herein satisfies any and all obligations of the Company to Executive and constitutes consideration in exchange for Executive’s execution and non-revocation of this Agreement (including for the avoidance of doubt, timely execution and non-revocation of the Second Release), and that such are payments and benefits to which Executive would not have otherwise been entitled had Executive not executed this Agreement.

Notwithstanding any provision herein to the contrary, Executive will not be required to satisfy the requirements to execute the Second Release if Executive, in Executive’s sole discretion, elects to execute this Agreement on or after the Separation Date.

5.            General Waiver and Release. In exchange for the Consideration identified in this Agreement, which Executive acknowledges is in addition to anything of value to which Executive is already entitled, Executive hereby waives, releases, settles, and forever discharges the Company, its affiliates, and each of their respective past and present board members, executives, directors, trustees, officers, employees, agents, insurers, predecessors, successors, attorneys, and any other party associated with the Company (“Releasees”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities, or damages of whatever nature, including negligence, whether known or unknown, suspected or unsuspected, that Executive ever had or may now have, which have been or could be raised by Executive against any Releasee through the date hereof. Executive’s waiver and release includes, but is not limited to, all claims, liens, demands, or liabilities arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment pursuant to any federal, state, or local laws regulating employment including, but not limited to, claims of race, national origin, ancestry, handicap, disability, religion, marital status, pregnancy, sexual orientation, gender identity, veteran status, sexual harassment, sex, and age discrimination, retaliation, and all claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, The Reconstruction Era Civil Rights Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”) and the ADA Amendments Act of 2008, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), including without limitation the Older Workers’ Benefit Protection Act (“OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Immigration Control and Reform Act, the Fair Credit Reporting Act, as well as any other common law, federal, state, or local laws, statutes, or ordinances that can be released. Nothing in this Agreement shall be construed to prevent Executive from participating in any charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; provided, however, that by signing this Agreement, Executive waives the right to recover any monetary damages or attorney fees from the Releasees in any claim or lawsuit brought by or through the EEOC or similar state agency. If Executive brings an action or other claim against any of the Releasees in violation of this release, or otherwise materially breaches this Agreement, the Company or such other of the Releasees shall have the right to set off any and all damages to which it or any of the Releasees may be entitled against payments or other benefits due to Executive under this Agreement and to recover from Executive their attorneys’ fees and costs incurred in defending against such action or other claim. Executive agrees that Executive is the only person who is able to assert any right or claim arising out of Executive’s employment with and separation from the Company. Executive hereby acknowledges that Executive has not assigned, pledged, or otherwise sold any such rights or claims, nor has Executive relied on any promises other than those expressly contained in this Agreement. The release of claims under this paragraph shall not apply to any claims that Executive may have or will have with respect to his vested benefits, ownership of stock, restricted stock, or stock options in the Company or workers compensation or unemployment benefits from the Company. Executive is hereby advised that the Defend Trade Secrets Act of 2016 provides immunity from civil and criminal liability under state and federal trade secret laws for any employee who discloses a trade secret in a lawsuit or other proceeding filed under seal or who discloses a trade secret in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law.

6.            Specific Waiver and Release under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Executive further expressly and specifically waives any and all rights or claims under the ADEA and the OWBPA (collectively, the “Act”). Executive acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and Executive further specifically agrees and represents as follows:

(a)            that this Agreement in its entirety, as well as, specifically, this Waiver, is written in a manner that Executive understands;

(b)            that this Waiver specifically relates to rights or claims under the Act;

(c)            that Executive does not waive any rights or claims under the Act that may arise after the Effective Date of this Agreement;

(d)            that Executive waives rights or claims under the Act in exchange for consideration in addition to anything of value to which Executive is already entitled; and

(e)            that Executive is hereby advised in writing to consult with an attorney prior to executing this Agreement, and that Executive has been, or has had the opportunity to be, represented by counsel of his choosing at all times relevant herein.

7.            No Known Violations. Executive represents that Executive has not engaged in any conduct that would constitute willful misconduct, gross negligence, or a violation of the law or any of the Company’s standards of conduct or similar policies. Further, Executive is not aware of any conduct on the part of any other Company employee that would constitute a violation of the law or any of the Company’s standards of conduct or similar policies. Additionally, Executive represents that he has not been prevented, prohibited, or in any manner restricted by the Company from making a full disclosure of any concerns regarding such matters to the Company.

8.            Cooperation. The Parties agree that certain matters in which Executive was involved during his employment and prior to the Separation Date may necessitate Executive’s cooperation or assistance in the future. After the Separation Date, Executive shall, to the extent reasonably requested by the Board, cooperate in good faith with the Company and its lawyers to assist the Company in the pursuit or defense of any claim, administrative charge or cause of action by or against the Company or any of its affiliates, or any internal or external investigation, audit or examination (except if Executive is adverse to the Company with respect to such matter) as to which Executive has material relevant knowledge by virtue of Executive’s prior positions with the Company or its affiliates, including providing truthful testimony without the need for a subpoena. The Company shall (i) reimburse Executive for any reasonable and documented out-of-pocket travel, delivery or similar expenses incurred by Executive at the Company’s request in order to comply with this paragraph and (ii) from and after the second anniversary of the Resignation Date, pay to Executive a fee of $1,500.00 per hour of services provided by Executive after such date, if any, in order to comply with this paragraph. However, Executive will not be entitled to receive any other payments for the performance of Executive’s obligations under this paragraph. Notwithstanding anything to the contrary in this paragraph, Executive will not be required to cooperate against Executive’s own legal interests.

Executive shall not be entitled to any other compensation with respect to Executive’s time spent in connection with the performance of Executive’s obligations under this Section 8. Any reimbursements or in-kind benefits due hereunder shall be provided such that the amount paid in one calendar year cannot affect the expenses eligible for reimbursement in another calendar year, shall be paid to Executive no later than the last day of the calendar year after the calendar year in which incurred and any right to reimbursement shall be subject to liquidation or exchange for another benefit.

9.            Restrictive Covenant Agreement. The Restrictive Covenant Agreement is attached hereto as Exhibit A and incorporated herein by this reference, subject to the following modifications. The Company and Executive agree and acknowledge that (a) the “Restricted Period” for purposes of the Restrictive Covenant Agreement shall mean the twenty-four (24) month period following the Separation Date, and (b) Section 5 of the Restrictive Covenant Agreement shall be modified to read “During the Restricted Period, I will not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that substantially competes or plans to compete, directly or indirectly, with the Company, or any of its products in any country (or part thereof) in the world in which the Company operates, sells or markets its products, or with respect to which I had responsibility or supervisory authority or learned any Confidential Information; provided, however, that the “beneficial ownership” by me after my termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.” The Restrictive Covenant Agreement shall remain in full force and effect as modified herein in accordance with its terms following the Separation Date.

10.           Binding Effect. This Agreement shall bind Executive and Executive’s heirs, executors, administrators, personal representatives, attorneys, dependents, successors, and assigns. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or Executive’s legal representatives without the prior written consent of the Company.

11.           Final Resolution. Executive accepts the benefits of this Agreement as full compensation and resolution of any and all claims, as stated herein, including attorney fees, and covenants that Executive shall not file suit to recover attorney fees or compensation in any form, except as specifically set forth this Agreement.

12.           Return of Property. Executive affirms and warrants that Executive has returned or will promptly return at such time requested by the Company to the Company all Company property in a satisfactory condition, including but not limited to, all keys, credit or access cards, equipment, documents, copies of documents, draft and final reports, materials, studies, disks, computers, and all Company information stored in any electronic form.

13.           Entire Agreement. This Agreement (including the Second Release), and those agreements which are expressly incorporated herein, set forth the entire agreement between the Parties and supersede any and all prior agreements or understandings, oral or written, between the Parties. The terms of this Agreement may not be modified other than in a writing signed by both Parties.

14.           Dispute Resolution; Choice of Law and Forum. If Executive or the Company contends that the provisions of this Agreement are not being complied with, written notice of alleged non-compliance shall be given to the other party within twenty (20) calendar days of knowledge of the alleged non-compliance. Such notice must be either hand delivered or received by mail on or before such twentieth (20th) day. The Party receiving such notice shall have ten (10) business days from receipt of such written notice to resolve the alleged non-compliance through mutual efforts at conciliation. The Parties may mutually agree in writing upon additional time to endeavor to resolve the alleged non-compliance. In the event that conciliation fails within the time set forth above, with the exception of a claim for injunctive relief, the Parties agree to the submission of the dispute(s) to a mutually agreeable arbitrator whose award shall be accepted as final and binding upon the Parties. If the Parties are unable to agree upon an arbitrator, one shall be selected pursuant to American Arbitration Association’s Employment Arbitration Rules then in effect. The arbitration shall be held in Columbus, Ohio and the Parties shall treat the arbitration proceedings as completely confidential. Except as otherwise agreed, the dispute(s) must be presented, upon the request of either Party, to the arbitrator within twenty (20) calendar days from the date of the failure of conciliation, as set forth above, and the arbitrator must issue a decision within twenty (20) calendar days thereafter. Prior to making any request for arbitration, the Party requesting arbitration shall certify to the other in writing that the request is well founded both in law and in fact. In the event of arbitration instituted under this Agreement, the Parties shall be equally responsible for payment of the arbitrator’s fees. In any arbitration is instituted under this Agreement, the arbitrator shall have the authority to award any and all other appropriate damages. This Agreement to arbitrate may be compelled under the Ohio or Federal Arbitration Act. The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of Ohio, without regard to any principles of conflicts of laws.

15.           Severability. Should any provision of this Agreement, or the application thereof, be held invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable provision, to the extent possible, will be revised to adhere to the intentions of the Parties as valid or enforceable under the law, and the remainder of this Agreement shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law or equity unless the invalid or unenforceable provisions result in a failure of consideration.

16.           Captions. Captions and headings of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17.           Consideration and Revocation Periods. Executive acknowledges that Executive is hereby advised of the right to consider this Agreement for twenty-one (21) days prior to accepting it. Executive may decide to accept this Agreement prior to the expiration of the twenty-one (21) day period. If Executive chooses to accept this Agreement prior to the expiration of that period, Executive acknowledges doing so freely and voluntarily, without any coercion or duress from anyone at the Company. Exclusively as this Agreement pertains to Executive’s release of claims under the ADEA and OWBPA, Executive acknowledges that Executive may revoke the acceptance of this Agreement within seven (7) days after the date of Executive’s acceptance. Any revocation must be in writing, signed by Executive, and: (a) postmarked within the seven (7) day revocation period; or (b) noted “hand delivered” and physically delivered prior to the expiration of the seven (7) day revocation period. If Executive does not revoke this Agreement, it shall be effective on the eighth (8th) day following Executive’s execution hereof (the “Effective Date”), provided the Company has signed the Agreement as well by that date.

18.           Taxes. The Company shall withhold from any amounts payable under this Agreement any federal, state or local withholding or other taxes or charges. Executive agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and its affiliates to comply with applicable tax laws. Executive acknowledges that the Company has not provided any advice or opinion to Executive regarding potential tax liability for the Consideration provided hereunder.

19.           Section 409A.

(a)            This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. The payments and benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of this Agreement or the Second Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is “deferred compensation” subject to Section 409A of the Code and subject to execution of this Agreement could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)            Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A of the Code, then Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Company.

(c)            Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

20.           Whistleblower Protections. Nothing in this Agreement or any other prior agreement between Executive and the Company prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

21.           Notices. All notices, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

If to the Company:

Bath & Body Works, Inc.

Three Limited Parkway

Columbus, OH 43230

Attention: Chief Legal Officer

If to Executive:

The latest address in the Company’s records,

or to such other person or address as a party shall have specified by notice in writing to the other party. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt. Change of contact information may be effected by delivery of notice to the other parties in the manner specified in this section.

22.           Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same final Agreement. Signatures to this Agreement may be delivered by means of electronic transmission, and all such signatures so delivered shall be deemed to be original signatures for all purposes hereunder.

By signing this Agreement, Executive agrees that this Agreement is written in a manner calculated to be understood by Executive, that Executive has carefully reviewed all of the terms and conditions of this Agreement, and that Executive has had a reasonable period of time to consider this Agreement. By signing this Agreement, Executive understands that Executive has released all claims against the Company and its affiliates, including, without limitation, any and all claims for damages and payment of attorneys’ fees, except as specifically set forth in this Agreement. Executive acknowledges that the consideration Executive has received in connection with this Agreement is a benefit that Executive is not otherwise entitled to. Executive enters into this Agreement knowingly, voluntarily, without any coercion or undue influence of any kind, and after a full and fair opportunity to consult with counsel, if desired. Similarly, the Company enters into this Agreement knowingly, voluntarily, without any coercion or undue influence of any kind, and after a full and fair opportunity to consult with its counsel.

If this Agreement is not executed and delivered by Executive, and does not become irrevocable, by June 3, 2022, it shall be deemed null and void.

[Signature page follows. Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have executed this Transition and General Release Agreement as of the date(s) set forth below to be effective as of the Effective Date.

EXECUTIVE:

/s/ Andrew M. Meslow
Andrew M. Meslow

Date: May 4, 2022

COMPANY:

By:	/s/ Sarah E. Nash
Sarah E. Nash, Executive Chair

Date: May 4, 2022

[Signature page to Transition and General Release Agreement]

Exhibit A

to

Transition and General Release Agreement

[Confidentiality, Non-Competition and Intellectual Property Agreement]

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT

As an Associate of a subsidiary of L Brands, Inc. (collectively, the "Company"), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company.

THEREFORE, in consideration of my employment or continued employment with the Company and my right to participate in the Company's Stock Option and Performance Incentive Plan, and the Cash Incentive Compensation Performance Plan, as amended, and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:

1.	I will at all times during and after my employment with the Company faithfully hold the Company's Confidential information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor of the Company or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company's trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company's products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in the course of my work for the Company. This provision does not prohibit me from cooperating with the EEOC or any other state or local fair employment practices agency. This provision also does not prohibit me from reporting possible violations of federal or state law or regulations to any governmental entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or from making other disclosures protected under applicable whistleblower provisions of federal or state law or regulations.

2.	If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

3.	During the Restricted Period (as described below), I will not, directly or indirectly, solicit, induce or attempt to influence any employee to leave the employment of the Company, nor will I in any way assist anyone else in doing so. Further, during the Restricted Period, I will not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The “Restricted Period” means the period I am employed by the Company plus the longer of (a) one (1) year from the termination date or (b) the period during which I receive salary continuation set forth in any employment agreement providing for severance or termination benefits in connection with a termination of employment.

4.	I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property, or I have advised the Company in writing of any prior inventions or ideas.

5.	During the Restricted Period, I will not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that substantially competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the “beneficial ownership” by me after my termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

6.	I understand that the Company is entitled, in addition to other remedies, to obtain an injunction against any potential or actual violation of this Agreement. Further, I understand that nothing in this Agreement shall cancel or modify any right I have to receive compensation upon my termination of employment that has been agreed to in any previous or contemporaneous agreement.

7.	This Agreement cannot be changed in any way unless the Company and you agree in a signed writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

By:	/s/ Michael G. Morris	5/16/20
Date Signed

EXECUTIVE

By:	/s/ Andrew Meslow	5/15/20
	Andrew Meslow	Date Signed

Exhibit B

to

Transition and General Release Agreement

RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is executed by Andrew M. Meslow (the “Executive”) on ______________, 2022, in consideration of the compensation and benefits set forth in the Transition and General Release Agreement (the “Agreement”) entered into by and between Executive and Bath & Body Works, Inc., a Delaware corporation (the “Company”) (the Company and Executive collectively referred to herein as the “Parties”) on May 4, 2022. All capitalized terms used in this Release and not otherwise defined herein are as defined in the Agreement.

1.             Release. In consideration of the Consideration set forth in the Agreement and the Company’s promises in the Agreement:

(a)            Executive hereby waives, releases, settles, and forever discharges the Company, its affiliates, and each of their respective past and present board members, executives, directors, trustees, officers, employees, agents, insurers, predecessors, successors, attorneys, and any other party associated with the Company (“Releasees”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities, or damages of whatever nature, including negligence, whether known or unknown, suspected or unsuspected, that Executive ever had or may now have, which have been or could be raised by Executive against any Releasee through the date hereof. Executive’s waiver and release includes, but is not limited to, all claims, liens, demands, or liabilities arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment pursuant to any federal, state, or local laws regulating employment including, but not limited to, claims of race, national origin, ancestry, handicap, disability, religion, marital status, pregnancy, sexual orientation, gender identity, veteran status, sexual harassment, sex, and age discrimination, retaliation, and all claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, The Reconstruction Era Civil Rights Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”) and the ADA Amendments Act of 2008, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), including without limitation the Older Workers’ Benefit Protection Act (“OWBPA”), the Equal Pay Act, the Fair Labor Standards Act, the Immigration Control and Reform Act, the Fair Credit Reporting Act, as well as any other common law, federal, state, or local laws, statutes, or ordinances that can be released. Nothing in this Release shall be construed to prevent Executive from participating in any charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; provided, however, that by signing this Release, Executive waives the right to recover any monetary damages or attorney fees from the Releasees in any claim or lawsuit brought by or through the EEOC or similar state agency. If Executive brings an action or other claim against any of the Releasees in violation of this release, or otherwise materially breaches this Release, the Company or such other of the Releasees shall have the right to set off any and all damages to which it or any of the Releasees may be entitled against payments or other benefits due to Executive under this Release and to recover from Executive their attorneys’ fees and costs incurred in defending against such action or other claim. Executive agrees that Executive is the only person who is able to assert any right or claim arising out of Executive’s employment with and separation from the Company. Executive hereby acknowledges that Executive has not assigned, pledged, or otherwise sold any such rights or claims, nor has Executive relied on any promises other than those expressly contained in this Release. The release of claims under this paragraph shall not apply to any claims that Executive may have or will have with respect to his vested benefits, ownership of stock, restricted stock, or stock options in the Company or workers compensation or unemployment benefits from the Company. Executive is hereby advised that the Defend Trade Secrets Act of 2016 provides immunity from civil and criminal liability under state and federal trade secret laws for any employee who discloses a trade secret in a lawsuit or other proceeding filed under seal or who discloses a trade secret in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law.

6.            Specific Waiver and Release under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Executive further expressly and specifically waives any and all rights or claims under the ADEA and the OWBPA (collectively, the “Act”). Executive acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and Executive further specifically agrees and represents as follows:

(a)           that this Release in its entirety, as well as, specifically, this Waiver, is written in a manner that Executive understands;

(b)          that this Waiver specifically relates to rights or claims under the Act;

(c)          that Executive does not waive any rights or claims under the Act that may arise after the Release Effective Date (defined below);

(d)          that Executive waives rights or claims under the Act in exchange for consideration in addition to anything of value to which Executive is already entitled; and

(e)           that Executive is hereby advised in writing to consult with an attorney prior to executing this Release, and that Executive has been, or has had the opportunity to be, represented by counsel of his choosing at all times relevant herein.

2.            Consideration and Revocation Periods. Executive acknowledges that Executive is hereby advised of the right to consider this Release for twenty-one (21) days prior to accepting it. Executive may decide to accept this Release prior to the expiration of the twenty-one (21) day period. If Executive chooses to accept this Release prior to the expiration of that period, Executive acknowledges doing so freely and voluntarily, without any coercion or duress from anyone at the Company. Exclusively as this Release pertains to Executive’s release of claims under the ADEA and OWBPA, Executive acknowledges that Executive may revoke the acceptance of this Release within seven (7) days after the date of Executive’s acceptance. Any revocation must be in writing, signed by Executive, and: (a) postmarked within the seven (7) day revocation period; or (b) noted “hand delivered” and physically delivered prior to the expiration of the seven (7) day revocation period. If Executive does not revoke this Release, it shall be effective on the eighth (8th) day following Executive’s execution hereof (the “Release Effective Date”).

3.            Whistleblower Protections. Nothing in this Release or any other prior agreement between Executive and the Company prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

4.            Representations and Acknowledgments. Executive acknowledges and agrees that all representations and acknowledgements made by Executive in the Agreement remain correct, true and valid as of the date of the Release Effective Date.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

EXECUTIVE FURTHER ACKNOWLEDGES THAT THE CONSIDERATION PAYABLE TO EXECUTIVE UNDER THE AGREEMENT REPRESENT CONSIDERATION FOR SIGNING THIS RELEASE AND ARE NOT SALARY, WAGES OR BENEFITS TO WHICH EXECUTIVE WAS ALREADY ENTITLED. EXECUTIVE UNDERSTANDS AND ACKNOWLEDGES THAT EXECUTIVE WILL NOT RECEIVE THE CONSIDERATION SPECIFIED IN THE AGREEMENT UNLESS EXECUTIVE EXECUTES THIS RELEASE AND DO NOT REVOKE THIS RELEASE WITHIN THE TIME PERIOD PERMITTED HEREAFTER OR BREACH THIS RELEASE.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS VOLUNTARILY ENTERED INTO THIS RELEASE; THAT EXECUTIVE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS RELEASE; THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS RELEASE REVIEWED BY EXECUTIVE’S ATTORNEY; AND THAT EXECUTIVE HAS BEEN ENCOURAGED BY THE COMPANY TO DO SO.

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IN WITNESS HEREOF, and intending to be legally bound, Executive has hereunto set Executive’s hand.

Executive:

Andrew M. Meslow

Date:

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